Exhibit 10.33

FOURTEENTH AMENDMENT TO

KAISER GROUP INTERNATIONAL, INC.

SECTION 401(k) PLAN

WHEREAS, Section 10.2 of the Kaiser Group International, Inc. Section 401(k) Plan (the “Plan”) permits the Board of Directors of Kaiser Group International, Inc., or any committee thereof, (the “Board”) to amend the Plan; and

WHEREAS, the Board would like to amend the Plan to prospectively (1) freeze salary deferrals and matching contributions, (2) increase profit-sharing contributions to the maximum contribution permitted under section 415(c) of the Internal Revenue Code of 1986, as amended (the “Code”), (3) fully vest the post-2005 profit-sharing contributions, (4) eliminate the last day of work and 1,000 hour requirement for post-2005 profit-sharing contributions, and (5) clarify the Plan’s Code section 415 rules to ensure that elective deferrals are distributed first in the event of excess annual additions.

NOW, THEREFORE, effective as of January 19, 2006, the Plan is amended as follows:

1.             New Section 3.1(b)(v) is added to read as follows:

(v)                                 Post-2005 Contributions. Employer profit-sharing contributions, and earnings thereon, for each Plan Year beginning on or after January 1, 2006 shall be fully Vested at all times.

2.             Section 4.1 is amended by adding the following paragraph to the end thereof, to read as follows:

Notwithstanding the foregoing, effective as of January 19, 2006, Salary Deferrals are frozen and no longer permitted.

3.             Section 4.2 is amended by adding the following paragraph to the end thereof, to read as follows:

Notwithstanding the foregoing, effective as of January 19, 2006, Employer matching contributions are frozen and no longer permitted.

4.             Section 4.4(c) is amended by replacing the phrase “the Excess Amount shall be disposed of by reducing the Salary Deferrals of a Participant and corresponding matching Employer contributions and forfeitures otherwise allocable to the Participant’s Account” with the following phrase:

the Excess Amount shall be disposed of by first distributing the Salary Deferrals of a Participant (and earnings thereon) and forfeiting the corresponding Employer matching  contributions and then, to the extent necessary, by reducing the forfeitures otherwise allocable to the Participant’s Account

5.             Section 4.9(a) is amended by adding the following paragraph to the end thereof, to read as follows:

Notwithstanding the foregoing, for each Plan Year beginning on or after January 1, 2006, the Employer will contribute to the Trust for each Participant an amount that, when added to any forfeitures allocated to such Participant’s Account for such Plan Year, equals the “maximum annual addition.”  The maximum annual addition, as described in Section 12.1(b), equals the lesser of (i) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or (ii) 100% of the Participant’s compensation (as defined in Section 4.4(b)(iii) for the limitation year).

6.             Section 12.8 is amended by adding the following paragraph to the end thereof, to read as follows:

Notwithstanding the foregoing, effective as of January 19, 2006, catch-up contributions are frozen and no longer permitted.

Executed this 18th day of January, 2006.

KAISER GROUP INTERNATIONAL, INC.

By:	/s/ Douglas W. McMinn
Title: Chief Executive Officer